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Rider-- Supplemental Exchange Agreement

A001339R
The Penn Mutual Life Insurance Company agrees, subject to the provisions of this supplemental agreement, to provide the Exchange Privilege described below.

This supplemental agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

Exchange Privilege-- This policy may be exchanged for a new policy on the life of one of the Insureds under this policy and the life of a new Insured subject to the following conditions:

(a) The new Insured must submit evidence of insurability satisfactory to the Company.
(b) This policy must be in force and not be in a grace period at the time of the exchange.
(c) The new Insured must be at least 20 years of age on the birthday nearest the Policy Date of this policy.
(d) The difference in the ages of the remaining Insured and the new Insured must not be greater than 30 years.
(e) The Owner must make a written application for the exchange.
(f) The Owner must make any premium payment which would be necessary to keep the new policy in force for two months.
(g) The Owner must surrender all rights in this policy in exchange for the new policy.

New Policy-- The new policy will be on the same plan as this policy. The policy form will be that which the Company would have used if the new policy had been issued on the lives of the remaining Insured and the new Insured on the Policy Date.

The Policy Date of the new policy will be the same as the Policy Date of this policy. The Date of Issue of the new policy will be the date of the exchange.

The Specified Amount of the new policy will be as stated by the Owner in the application for the exchange subject to the following conditions:

(a) The Specified Amount must comply with the rules of the Company as to minimum amount.
(b) The Specified Amount must be such that the new policy will satisfy the requirements of Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision.

The Policy Value of the new policy on the date of the exchange will be equal to the Policy Value of this policy on such date.

The surrender charges applicable to the new policy will be the surrender charges applicable to this policy.

The new policy will be subject to the rules of the Company as to age at issue which were in effect on the Policy Date. The new policy will have a new Maturity Date.

The new policy will be subject to any assignment of this policy and will be subject to any Indebtedness on this policy.

Supplemental agreements may be included in the new policy only with the consent of the Company and subject to the rules of the Company.

Date of Exchange-- The date of the exchange will be the first Monthly Anniversary of this policy following the approval by the Company of the application for the exchange. The new policy will be in force beginning on the date of the exchange. This policy will terminate on the day prior to the date of the exchange.

Incontestability-- This agreement will be incontestable after it has been in force during the life of both the Insureds for two years from its Date of Issue.

Termination-- This agreement will terminate upon:

(a) lapse of this policy;
(b) the date of the second death of an Insured;
(c) surrender of this policy; or
(d) The Maturity Date of this policy.

Effective Date-- The effective date of this agreement is the same as the Date of Issue of this policy unless another effective date is shown below.



/s/ Robert E. Chappell
----------------------
Chairman and
Chief Executive Officer

SEAJ-94(NY)